Exhibit 10.50

ALTERNATIVE

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is made as of January 1, 2009, by and among West Corporation (“Company”), a Delaware corporation, and David Treinen (“Executive”) (collectively hereinafter “the parties”).

WHEREAS, Company wishes to employ Executive as Executive Vice President, Corporate Development & Planning on the terms and conditions set forth in this Agreement; and

WHEREAS, Executive wishes to accept such employment on the terms and conditions set forth in this Agreement;

NOW THEREFORE, the parties agree as follows:

I.	Employment Duties and Term.

A. Duties. Company agrees to employ Executive as Executive Vice President, Corporate Development & Planning of Company. Executive shall perform for or on behalf of Company such duties as are customary for such position and such other duties as Company shall assign from time to time, including duties for other entities which now are, or in the future may be, affiliated with Company (the “Affiliates”). Executive shall perform such duties in accordance with Company’s policies and practices, including but not limited to its employment policies and practices, and subject only to such limitations, instructions, directions, and control as the Company may specify from time to time at its discretion. Executive shall serve Company and the Affiliates faithfully, diligently and to the best of his/her ability. Executive shall devote all working time, ability, and attention to the business of Company during the term of this Agreement and shall not, directly or indirectly, render any services to or for the benefit of any other business, corporation, organization, or entity, whether for compensation or otherwise, that appears to create a conflict between the interests of the Company and Executive, without the prior knowledge and written consent of Company.

B. Term. The initial term of this Agreement shall be for a period of one year, commencing on January 1, 2009 (“Commencement Date”), and ending on December 31, 2009, unless terminated at an earlier date pursuant to an event described in Section III of this Agreement (referred to hereafter as the “Initial Term”). Upon expiration of the Initial Term, this Agreement shall automatically renew for successive one year periods (referred to hereinafter as “Renewal Terms”) unless, not less than sixty (60) days before expiration of the Initial Term or any of the Renewal Terms, a party to this Agreement provides written notice otherwise to the other party.

II.	Compensation.

Company agrees to pay to Executive and Executive agrees to accept the following amounts as compensation in full for Executive’s performance of his/her duties:

A. Base Compensation. During the Initial Term and any Renewal Term, Company shall pay to Executive an annual base salary (“Base Salary”) as set forth in the applicable Exhibit A incorporated herein as if fully set forth in this paragraph.

B. Additional Compensation. Executive shall be eligible to receive discretionary bonuses as determined by the Company in its sole discretion provided nothing contained herein shall be construed as a commitment by the Company to declare or pay any such bonuses. Payment of any bonus described in this section shall be earned and calculated pursuant to the applicable Exhibit A. Executive shall not earn any bonus described in the applicable Exhibit A during the first ninety (90) days of employment or the first ninety (90) days of each calendar year. Annual bonuses shall be paid not later than 2 1/2 months after the end of the fiscal year in which they are earned; provided that the Company may, at its discretion, advance projected annual bonuses at any time. If the Executive is no longer an employee of Company for any reason, upon Executive’s termination of such employment, Executive will have earned and will be paid the pro-rata portion of the bonus, paid not later than 2 1/2 months after the end of the fiscal year in which such bonus is earned, based upon performance of the Company through the date of termination and the weekly performance projections for the remainder of the calendar year as of the second Friday following the date of termination, as applied to the terms and conditions of the applicable Exhibit A, excluding the first ninety (90) days of employment and the first ninety (90) days of each calendar year (the “Earned Bonus”).

C. Relocation Expenses. Company shall reimburse Executive for the expenses he/she and his/her family incur in relocating to the metropolitan area as required by the job in accordance with Company’s Relocation Plan and/or as otherwise agreed by Company. Executive agrees to reimburse Company for relocation expenses Company paid based on the following schedule if Executive voluntarily terminates his employment without Good Reason (as defined herein) or is terminated for Cause (as defined herein) within two years after the Commencement Date: one year or less after the Commencement Date—100% reimbursement; more than one year but less than two years after the Commencement Date—50% reimbursement.

D. Other Benefits. In addition to the foregoing, Company will provide Executive with employment benefits and vacation entitlements during the term of this Agreement commensurate with Executive’s position in the Company and the location of the Executive.

III.	Termination.

The terms of this Agreement shall be for the period set out in Section I unless earlier terminated in one of the following ways:

A. Death. This Agreement shall immediately terminate upon the death of Executive. Upon a termination of the Agreement due to Executive’s death, Executive’s heirs, executors or administrators, as the case may be, shall be entitled to:

1. (i) Executive’s Base Salary earned through the date of termination, to the extent not theretofore paid, (ii) any accrued but unused vacation as of the date of termination, (iii) Executive’s annual bonus under the Company’s or its Affiliates’ annual bonus plan earned with respect to the fiscal year immediately prior to the fiscal year in which the date of termination occurs, to the extent not theretofore paid and (iv) any employee benefits to which the Executive was entitled on the date of termination in accordance with the terms of the plans and programs of the Company, in each case payable within 60 days after the date of death or at such other time at which such amounts are payable pursuant to the terms of an applicable plan or program of the Company (the “Accrued Obligations”); and

2. the Earned Bonus for the year in which Executive’s date of death occurs.

B. Voluntary Termination Without Good Reason. If Executive voluntarily terminates his/her employment for a reason other than Good Reason (as defined herein) and provides the Company (and does not revoke) an executed release pursuant to Section III.I., then Executive shall receive the following severance pay (subject to any applicable payroll or other taxes required to be withheld):

1. the Accrued Obligations; and

2. the Earned Bonus for the year in which Executive’s date of termination occurs.

C. Involuntary Termination Without Cause or Voluntary Termination for Good Reason. If the Company terminates this Agreement without Cause (as defined below) or if Executive terminates this Agreement with Good Reason (as defined below), and in either case Executive provides (and does not revoke) an executed release pursuant to Section III.I., then Executive shall receive the following severance pay (subject to any applicable payroll or other taxes required to be withheld):

1. the Accrued Obligations;

2. Provided Executive complies with the covenants set forth in Section IV of this Agreement, an amount equal to one (1) times the Executive’s Base Salary, payable in equal installments on the Company’s regular pay dates, for the one-year period beginning on the date of termination, plus an amount equal to the projected annual bonus payable to Executive as of the date of termination, determined based on the weekly performance projection for the remainder of the calendar year as of the second Friday following the date of termination, as applied to the terms and conditions of the applicable Exhibit A, which amount shall be payable in a lump sum payment no later than 2 1/2 months after the end of the fiscal year in which such bonus is earned.

D. For purposes of this Agreement, Executive shall have “Good Reason” to terminate this Agreement if one of the following events occurs without the Executive’s express written consent:

1. both (i) a reduction in any material respect in the Executive’s position(s), duties or responsibilities with the Company, and (ii) an adverse material change in the Executive’s reporting responsibilities, titles or offices with the Company, other than, for purposes of clauses (i) and (ii), a reduction or adverse change attributable to the fact that the Company is no longer a privately-held company;

2. a reduction of 20 percent (20%) or more in the Executive’s rate of annual Base Salary other than a reduction made after the Company determines such reduction is a reasonably necessary step or component to address potential breaches or violations of any debt covenants; or

3. any requirement of the Company that the Executive be based more than 50 miles from the facility where the Executive is based as of the Commencement Date.

In order to terminate this Agreement for Good Reason, Executive must first satisfy the following notice and opportunity to cure requirements. Before terminating this Agreement and his/her employment hereunder for Good Reason, Executive must give written notice to Company as to the details of the basis for such Good Reason within thirty (30) days following the date on which Executive alleges the event giving rise to such Good Reason occurred, and Company must fail to provide a reasonable cure within thirty (30) days after its receipt of such notice.

E. Termination for Cause. Company, upon written notice to Executive, may terminate the employment of Executive at any time for Cause. For purposes of this Paragraph, “Cause” shall be deemed to exist if, and only if, the President of the Company and the Chief Executive Officer of West Corporation, in good faith, determine that Executive has engaged, during the performance of his/her duties hereunder, in significant objective acts or omissions constituting dishonesty, willful misconduct, or gross negligence relating to the business of Company.

F. If Company terminates this Agreement and Executive’s employment hereunder for Cause (as defined herein), then Executive shall be entitled only to the Accrued Obligations. Executive hereby agrees that no bonus shall be earned in the calendar year in which the Executive is terminated for Cause.

G. Failure to Renew. If the Executive provides notice to the Company of his/her election not to renew the Agreement following the expiration of the Initial Term or any Renewal Term, the Company shall have no obligations under the Agreement upon or after the expiration of the Agreement. If the Company provides notice to the Executive of its election not to renew the Agreement following the expiration of the Initial Term or any Renewal Term and the Executive’s employment with the Company is terminated by the Company without Cause within twelve months after the date of such notice, such termination shall be treated as an Involuntary Termination without Cause and the Executive shall be entitled to the payments set forth in Section III.C. of the Agreement, notwithstanding the expiration of the Agreement.

H. Transfers within Company or any of its Affiliates. In the event Executive and Company agree that Executive will transfer to another position within Company or any of its Affiliates, the terms of this Agreement, other than the applicable Exhibit A in effect at the time of the transfer, shall remain in effect and govern Executive’s relationship with Company or any of its Affiliates in his/her new position. Upon Executive’s transfer to another position within Company or any of its Affiliates, Company shall be obligated under this Agreement and the applicable Exhibit A at the time of transfer only to pay Executive’s Base Salary earned through the date of transfer and any Earned Bonus through the end of the month immediately preceding the date of transfer, determined in accordance with Section II.B., and to reimburse Executive for expenses properly incurred through the date of transfer. Executive and the Affiliate to which Executive’s employment is transferred may agree to a new Exhibit A covering Executive’s new position to replace the Exhibit A in effect at the time of transfer. In the event no such Exhibit A is agreed upon, Executive will be entitled to the same Base Salary as Executive was receiving at the time of the transfer, but shall not be entitled to earn any further bonus or have any other rights under the Exhibit A previously in effect.

I. Additional Terms. Upon termination for any reason Executive (i) agrees to provide reasonable cooperation to Company at Company’s expense in winding up Executive’s work for Company and transferring that work to other individuals as designated by Company, and (ii) agrees reasonably to cooperate with Company in litigation as requested by Company.

To be eligible for any severance pay under this section, Executive must (i) execute and deliver to Company, within 45 days after Executive’s date of termination, a final and complete release in a form that is acceptable and approved by Company (and not revoke such release), and (ii) in Company’s good faith belief, be in full compliance with his/her Restrictive Covenants of Section IV below.

IV.	Restrictive Covenants.

A. Confidential Information. In the course of Executive’s employment, Executive will be provided with certain information, technical data and know-how regarding the business of Company and its Affiliates and their products, all of which is confidential (hereinafter referred to as “Confidential Information”). Independent of any obligation under any other section of the Agreement, Executive agrees to receive, hold and treat all Confidential Information received from Company and its Affiliates as confidential and secret and agrees to protect the secrecy of said Confidential Information. Executive agrees that the Confidential Information will be disclosed only to those persons who are required to have such knowledge in connection with their work for Company and that such Confidential Information will not be disclosed to others without the prior written consent of the Company. The provisions hereof shall not be applicable to: (a) information which at the time of disclosure to Executive is a matter of public knowledge; or (b) information which, after disclosure to Executive, becomes public knowledge other than through a breach of this Agreement. Unless the Confidential Information shall be of the type herein before set forth, Executive shall not use such Confidential Information for his/her own benefit or for a third party’s or parties’ benefit at any time. Upon termination of employment, Executive will return all books, records and other materials provided to or acquired by or created by Executive during the course of employment which relate in any way to Company or its business. The obligations imposed upon Executive by this paragraph shall survive the expiration or termination of this Agreement.

B. Covenant Not to Compete. The parties understand that as a part of his/her job duties, Executive will be exposed to certain Confidential Information, client and potential client relationships, and supplier, licensee, or other business relationships of the Company and its Affiliates (some of which may be developed by Executive in the course of Executive’s employment). Employee acknowledges such information is the sole and exclusive property of the Company constituting valuable, special and unique property of the Company in which the Company has and will have a protectable interest. The parties therefore agree that it is necessary to enter into this Agreement to protect the Company’s interests. Independent of any obligation under any other contract or agreement between Executive and the Company, during the term of this Agreement, and for a period of one (1) year following the separation of his/her employment with the Company, the Executive shall not:

1. directly or indirectly, for himself/herself, or as agent of, or on behalf of, or in connection with, any person, firm, association or corporation, directly or indirectly contact, solicit business from, or in any way do business with any customer, prospective customer, or account of the Company or any of its Affiliates with whom Executive had personal contact during the course of his/her employment with Company; or

2. directly or indirectly, for himself/herself, or as agent of, or on behalf of, or in connection with, any person, firm, association or corporation, induce or attempt to induce any supplier, licensee or other business relation of the Company or any of its Affiliates with whom Executive had personal contact during the course of his/her employment with Company, to cease doing business with the Company or any of its Affiliates or in any way interfere with the Company’s relationship or cause Company’s costs to increase with any such supplier, licensee, or other business relation of the Company.

Executive further acknowledges that in view of the nature of the business in which the Company is engaged, the restrictions contained in this section are reasonable and necessary in order to protect the legitimate interests of the Company. Executive further acknowledges and agrees that any violation of this section will result in irreparable injuries to the Company. Executive, therefore, acknowledges that in the event of his/her violation of the provisions of this section, the Company shall be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief as well as attorneys’ fees and damages and an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. In addition to other available remedies, Executive’s breach of this section shall entitle Company to return of any amounts paid pursuant to Section III.B., III.C. or III.G. of this Agreement.

C. Developments.

1. Executive will make full and prompt disclosure to Company of all inventions, improvements, discoveries, methods, developments, software and works of authorship, whether patentable or not, which are created, made, conceived, reduced to practice by Executive or under his/her direction or jointly with others during his/her employment by Company, whether or not during normal working hours or on the premises of Company which relate to the business of Company as conducted from time to time (all of which are collectively referred to in this Agreement as “Developments”).

2. Executive agrees to assign, and does hereby assign, to Company (or any person or entity designated by Company) all of his/her right, title and interest in and to all Developments and all related patents, patent applications, copyrights and copyright applications.

3. Executive agrees to cooperate fully with Company, both during and after his/her employment with Company, with respect to the procurement, maintenance and enforcement of copyrights and patents (both in the United States and foreign countries) relating to Developments. Executive shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignment or priority rights, and powers of attorney, which Company may deem necessary or desirable in order to protect its rights and interest in any Developments.

D. Diversion of Employees. During the term of Executive’s employment under this Agreement, and for a period of one (1) year after the termination of his/her employment with the Company for any reason whatsoever, Executive will not, directly or indirectly, (i) induce or attempt to influence any person employed by Company or any of its Affiliates to terminate his or her relationship with the Company; (ii) employ or recommend for employment (other than in response to potential employers seeking job references about employees they specifically identify by name) any person employed by Company or any of its Affiliates; or (iii) identify for purposes of employment any person employed by Company or any of its Affiliates. The purpose and intent of the provisions of this section is to prevent Executive, in any capacity or relationship, from participating in or encouraging, in any manner, the hiring of any person employed by Company or any of its Affiliates by any other entity or person for a period of one (1) year after termination of his/her employment with the Company. The provisions of this section shall survive the termination or cancellation of this Agreement or of Executive’s employment.

Executive acknowledges that in the event of his/her violation of the provisions of this section, the Company shall be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief as well as attorneys’ fees and damages, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. In addition to other available remedies, Executive’s breach of this section shall entitle Company to return of any amounts paid pursuant to Sections III.B., III.C. or III.G. of this Agreement (other than the Earned Bonus and Accrued Obligations).

V.	General Provisions.

A. Non-Waiver. The failure of either party to insist in any one or more instances upon performance of any of the terms or conditions of this Agreement shall not be construed as a waiver or a relinquishment of any right granted hereunder, or of the future performance of any such term, covenant or condition, but the obligations of either party with respect thereto shall continue in full force and effect.

B. Successors. This Agreement shall inure to the benefit of and be binding upon Company, its successors, and assigns, including without limitation, any person, partnership, or corporation that may acquire voting control of Company or all or substantially all of its assets and business, or that may be a party to any consolidation, merger, or other transaction.

C. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, if any, between the parties with respect to the employment of the Executive by the Company, whether oral or written. This Agreement may not be modified or amended other than by an agreement in writing signed by both parties.

D. Applicable Law. This Agreement shall be governed by the laws of the State where Company’s principal office is located.

E. Taxes. Any payments or benefits under this Agreement shall be subject to all applicable taxes and other withholding obligations and the Company is authorized to withhold any such amounts as may be required by applicable law. Notwithstanding any provision in this Agreement to the contrary, this Agreement shall be interpreted and administered in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and regulations and other guidance issued thereunder to the extent applicable. For purposes of determining whether any payment made pursuant to this Agreement results in a “deferral of compensation” within the meaning of Treasury Regulation §1.409A-1(b), the Company shall maximize the exemptions described in such section, as applicable. The Company does not warrant or promise compliance with Section 409A of the Code and neither Executive nor any other person shall have any claim against the Company for any action taken by the Company to comply with Section 409A. By entering into this Agreement, Executive releases the Company, its Board, its employees and agents from and against any liability related to any failure to follow the requirements of Section 409A or any guidance or regulations thereunder, unless such failure was the result of an action or failure to act that was undertaken by the Company in bad faith. Any reimbursements or in-kind benefits to be provided pursuant to this Agreement that are taxable to Executive shall be subject to the following restrictions: (i) each reimbursement must be paid no later than the last day of the calendar year following the calendar year during which the expense was incurred or tax was remitted, as the case may be; and (ii) the amount of expenses or taxes eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses or taxes eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year. Notwithstanding any other provision of this Agreement, if Executive is a “specified employee”, as defined in Section 409A of the Code, as of the date of Executive’s separation from service, then to the extent any amount payable under this Agreement (i) constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, (ii) is payable upon Executive’s separation from service, and (iii) under the terms of this Agreement would be payable prior to the six-month anniversary of Executive’s separation from service, such payment shall be delayed until the earlier to occur of (a) the six-month anniversary of the separation from service or (b) the date of Executive’s death. To the extent that any amounts are payable under this Agreement by reference to Executive’s termination of employment, such termination of employment shall occur at the time of Executive’s “separation from service”, within the meaning of Section 409A of the Code.

F. Construction. The language in all parts of this Agreement shall in all cases by construed as a whole according to its fair meaning, strictly neither for nor against either party hereto, and without implying a presumption that the terms thereof shall be more strictly construed against one party by reason of the rule of construction that a document is to be construed more strictly against the person whom himself or through his agent prepared the same.

G. Severability. If any portion of this Agreement shall be invalid or unenforceable, the parties agree that such invalidity or unenforceability shall in no way affect the validity or enforceability of any other portion of this Agreement.

H. Notice. For purposes of this Agreement, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or 5 days after deposit in the United States mail, certified and return receipt requested, postage prepaid, addressed as follows:

If to Executive:	David Treinen 13505 Eagle Run Drive Omaha, NE 68164

If to the Company:	Chief Executive Officer West Corporation 11808 Miracle Hills Drive Omaha, Nebraska 68154 With a copy to: General Counsel West Corporation Fax (402) 963-1211

Either party may change its address for notice by giving notice in accordance with the terms of this section.

I. Assignment. Except as expressly provided herein, neither this Agreement nor any rights, benefits, or obligations hereunder may be assigned by Executive without the prior written consent of Company.

J. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

K. Miscellaneous. Executive acknowledges that:

1. He/She has consulted with or had an opportunity to consult with an attorney of Executive’s choosing regarding this Agreement.

2. He/She will receive substantial and adequate consideration for his/her obligations under this Agreement.

3. He/She believes the obligations, terms and conditions hereof are reasonable and necessary for the protectable interests of Company and are enforceable.

4. This Agreement contains restrictions on his/her post-employment activities.

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto at the place and date specified immediately adjacent to their respective names.

Executed this 28th day of December, 2008	/s/ David J. Treinen
David Treinen, Executive

Executed this 31st day of December, 2008	/s/ Tom Barker
West Corporation, Company

To: David J. Treinen

From: West Corporation Compensation Committee

Date: February 11, 2010

Re: Exhibit A

This Exhibit A for 2010 is entered into pursuant to your Employment Agreement.

1.	Your base salary will be $400,000.

2.	Effective January 1, 2010, you will be eligible to receive a performance bonus based upon West Corporation’s EBITDA (“Compensation EBITDA”) growth in 2010. Compensation EBITDA for each quarter will be compared to the same quarter in the previous year to advance a pro-rata portion of the bonus. Each $1M increase in Compensation EBITDA for the year over 2009 Compensation EBITDA will result in a $5,516 bonus. If any portion of the bonus is advanced, 75% of the pro-rata bonus will be paid within thirty (30) days from the end of the quarter. 100% of the total bonus earned will be paid within thirty (30) days of the final determination of 2010 Compensation EBITDA.

Should Compensation EBITDA exceed $690M for the year, you will be eligible to receive $6,895 for every $1M of Compensation EBITDA above that threshold.

In the event there is a negative year-to-date profit calculation at the end of any quarter and a pro-rata portion of the bonus has been advanced in a previous quarter, “loss carry forward” will result and be applied to the next quarterly or year-to-date calculation. In the event that at the end of the year, or upon your termination if earlier, the aggregate amount of the bonus which has been advanced exceeds the amount of bonus that otherwise would have been payable for 2010 (in the absence of advances) based on the performance during 2010 (or, in the case of your termination, based on the performance during 2010 and the projection for performance for the balance of 2010 as of your termination date), then the amount of such excess may, in the discretion of the Compensation Committee, either (i) result in a “loss carry forward” which shall be applied to the quarterly or year-to-date calculation of bonus payable in subsequent periods, or (ii) be required to be paid back to the company upon such request.

3.	All objectives are based upon West Corporation operations and will not include results derived from mergers, acquisitions, joint ventures or stock buy backs except to the extent approved by West Corporation’s Compensation Committee.

4.	At the discretion of the Compensation Committee, you may receive an additional bonus based on the Company’s and your individual performance.

/s/ David J. Treinen
Employee – David J. Treinen